Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-144414 on Form S-11 our report dated March 31, 2009, related to the consolidated financial statements and financial statement schedule of Wells Real Estate Investment Trust II, Inc. and subsidiaries for the year ended December 31, 2008 appearing in Supplement No. 4 to the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 31, 2009